Exhibit 99.2

Osprey Energy Acquisition Corp. and Blackstone’s Royal Resources Announce Combination to Form Falcon Minerals Corporation, a Publicly Traded Oil-Weighted Minerals Company

●	Combination to create the first public minerals company with oil-weighted assets concentrated in the core-of-the-core Eagle Ford Shale

●	Falcon Minerals will be led by the experienced Osprey Energy management team in partnership with Blackstone and structured as a C-corporation

●	Transaction includes a $115 million PIPE investment commitment completed pre-signing for new common stock ($10.00 per share) and from leading investment firms

●	Existing Osprey investors representing approximately $75 million of additional common stock are committed to retaining shares through closing and not redeeming their shares

New York, New York, June 4, 2018. Osprey Energy Acquisition Corp. (“Osprey”) (NASDAQ: OSPR, OSPRU, OSPRW), an energy-focused special purpose acquisition entity, today announced it has entered into a definitive agreement to acquire the assets of Royal Resources (“Royal”), an entity owned by funds managed by Blackstone Energy Partners and Blackstone Capital Partners (“Blackstone”). The acquired Royal assets represent the entirety of Blackstone’s mineral interests in the Eagle Ford Shale, and the transaction will create a company with a total enterprise value of approximately $894 million.

The combined company, which will be named Falcon Minerals Corporation (“Falcon Minerals”), will be led by Osprey’s management team: Jonathan Cohen, Edward Cohen and Daniel Herz. Blackstone will retain a significant ownership stake in Falcon Minerals at closing representing approximately 47% of outstanding common stock.

The formation of Falcon Minerals creates a unique, high growth, core-of-the-core oil and gas minerals company with top-tier Eagle Ford and Austin Chalk asset positions covering 251,000 gross unit mineral acres. Net production over the first quarter was 4,764 boe per day increasing recently to a rate approaching 7,000 boe per day from new wells coming on line. Net production for 2018 is expected to be approximately 6,352 boe per day. Falcon Minerals is expected to have over 85% of its reserve value in long-lived, undeveloped acreage with over 3,000 locations which generate IRRs to operators in excess of 100%. The three largest operators on Falcon Minerals’ lands, which contribute over 90% of reserve value, are ConocoPhillips, EOG and BHP/Devon.

Falcon Minerals expects to generate cash margins above 90%, and to distribute nearly all of its free cash flow, and currently expects to pay an initial cash dividend after closing of the transactions of $0.90 per share per year. Currently, there are over 1,789 producing wells on the properties with expected 2018 liquids production of greater than 73%, and over 80% of revenue derived from oil.

The Eagle Ford and Austin Chalk benefit from proximity to the US Gulf Coast market and significant in-place infrastructure, supporting a premium price for crude oil sales relative to WTI, further advantaging the economics of both plays. Falcon Minerals is further exposed to potential value in the Marcellus Shale with over 58,000 gross unit mineral acres.

“Osprey went public in July 2017 with the intent to find a world class and unique energy business that was poised to benefit from a new phase as a public company, and we believe that is exactly what we are creating with Falcon Minerals,” said Jonathan Z. Cohen, CEO of Osprey Energy Acquisition Corp. “We will have a unique opportunity to benefit from some of the highest quality acreage in the United States, driven by the best operators in the play dedicated to significantly growing their production across our position. There is a tremendous opportunity to build on this excellent business by utilizing our organic growth and acquisition skills in a highly fragmented oil and gas minerals industry, and we are thrilled to partner with Blackstone and benefit from their vast experience in the sector.”

Falcon Minerals Highlights

●	251,000 gross acres to which royalty applies

●	Over 3,000 locations each with an IRR of greater than 100% to the operator across Karnes, DeWitt and Gonzales counties

●	Net production in the first quarter of 4,764 boe per day, recently approaching 7,000 boe per day from new wells coming on line

●	Consistent cash margins in excess of ~90%, high free cash flow conversion, and a cost structure with no capital expenditures or direct operating expenses

●	Strong basis differentials due to well established infrastructure in the Eagle Ford and proximity to the US Gulf Coast

●	Strong financial profile with low leverage

●	2019 free cash flow[1] of approximately $100 million based on a $60/bbl oil price, implying a ~28% discount to the 2019 peer group average, and representing an 8.3x enterprise value to 2019 EBITDA

●	2019 free cash flow yield[2] expected of approximately 11.6% at $10.00 per share

●	2018 free cash flow of approximately $80 million based on a $60/bbl oil price, implying a ~17% discount to the peer group average

“We have known Jonathan, Ed and Daniel for many years and are excited to partner with them to lead Falcon Minerals,” said Angelo Acconcia, a Senior Managing Director with Blackstone who oversees their private equity investments in the oil and gas sector. “Their prior experience in thoughtfully and accretively building and realizing significant value at both Atlas Pipeline and Atlas Energy demonstrate their capability, and the like mindedness we share in the opportunity, to generate significant long-term value at Falcon Minerals.”

1 Osprey defines free cash flow as EBITDA less capital expenditures.

2 Osprey defines free cash flow yield as EBITDA less capital expenditures less interest divided by market capitalization at $10.00 per share.

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Transaction Details

On June 3, 2018, Osprey entered into a definitive agreement to acquire the assets of Royal Resources from Blackstone. Upon the closing of the business combination, Osprey will be renamed Falcon Minerals Corporation and will be reorganized to operate as an “Up-C”, where its operating assets are held in a separate limited partnership to be named Falcon Minerals Operating Partnership.  Blackstone will contribute the Royal Resources assets to Falcon Minerals Operating Partnership in exchange for $400 million of cash and 40 million of common units of Falcon Minerals Operating Partnership (and an equal number of non-economic shares of Class C common stock of Falcon Minerals Corporation), subject to certain adjustments as set forth in the definitive agreement. Each common unit of Falcon Minerals Operating Partnership (together with one share of Class C common stock of Falcon Minerals Corporation) will be exchangeable into one share of Class A common stock of Falcon Minerals Corporation.

In addition to the consideration received at closing, Blackstone may earn an additional 10 million common units of Falcon Minerals Operating Partnership (together with an equivalent number of Class C common stock of Falcon Minerals Corporation) if the Falcon Minerals Class A common stock trades above $12.50 per share for 30 days on a volume-weighted average basis, as well as an additional 10 million common units of Falcon Minerals Operating Partnership (together with an equivalent number of Class C common stock of Falcon Minerals Corporation) if the Falcon Minerals Class A common stock trades above $15.00 per share for 30 days on a volume-weighted average basis, subject to certain conditions and adjustments as set forth in the definitive agreement.

To finance the transaction, Osprey has entered into agreements to sell in a private placement approximately 11.5 million shares of its Class A common stock at a price of $10.00 per share, for a total of approximately $115 million. The investors in the private placement include leading financial institutions, as well as members of Osprey management. The private placement is expected to close concurrently with the Royal transaction. In addition, Osprey has received a contractual commitment from all of the investors in the private placement who currently hold Osprey common stock (which constitutes approximately $75 million of Osprey common stock in the aggregate) that they will retain their shares at least through closing and not redeem their shares for cash. Assuming no redemptions of Osprey common stock, immediately following the closing, Blackstone will own approximately 47% of the outstanding shares of common stock of Falcon Minerals Corporation (assuming each of its Common Units of Falcon Minerals Corporation are converted into shares of Class A common stock of Falcon Minerals Corporation), and the Osprey stockholders (including the PIPE investors) will own the remaining 53%.

Osprey has also entered into a debt commitment agreement with certain lenders, pursuant to which the lenders have committed to make available to Osprey at closing a $500 million revolving credit facility with an initial borrowing base of $115 million.

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The transaction was unanimously approved by the Osprey board of directors and remains subject to the approval of Osprey shareholders and the satisfaction or waiver of other customary conditions. Osprey has secured financing commitments for the anticipated RBL. After giving effect to any redemptions by the public shareholders of Osprey, the balance of the approximately $275 million in cash held in the Osprey trust account, together with approximately $115 million of private placement proceeds and the debt financing will be used to pay the cash consideration to Blackstone and closing costs. Following the consummation of the transaction, the Falcon Minerals Class A common stock will be listed on the New York Stock Exchange.

Upon closing, Falcon Minerals Corporation will have 11 persons on its board of directors, including six directors appointed by Blackstone, two directors appointed by the holder of Osprey’s founder shares and three additional independent directors.

Advisors

Credit Suisse Securities (USA) LLC acted as capital markets advisors to Osprey and sole placement agent on the PIPE; Wachtell, Lipton, Rosen & Katz acted as legal counsel to Osprey; Paul Hastings LLP and Ledgewood PC acted as Oil and Gas counsel to Osprey. Citi acted as financial advisor and capital markets advisor to Blackstone and is acting as Lead Arranger and Administrative Agent on the fully underwritten RBL Facility; Kirkland & Ellis LLP acted as legal counsel to Blackstone.

Investor Webcast and Presentation Information

At 10:00 am EST on June 4, 2018, Osprey will be holding an investor conference call to discuss the transaction. For those who wish to participate, the domestic toll-free access number is (877) 522-6073. Once connected with the operator, please provide the Conference ID number of 9716669 and request access to the Falcon Minerals Transaction Announcement Investor Call.

A replay of the call will also be available. To access the replay, the domestic toll-free access number is (855) 859-2056 or (404) 537-3406 and participants should provide the Conference ID number of 9716669 and request access to the Falcon Minerals Transaction Announcement Investor Call.

An investor presentation regarding the transaction has been filed by Osprey Energy with the SEC on Form 8-K.

About Falcon Minerals Corporation

Falcon Minerals is a C-Corporation formed to own and acquire high growth core-of-the-core oil and gas minerals which generate substantial free cash flow. Upon closing, Falcon Minerals will own mineral, royalty, and over-riding royalty interests covering 251,000 gross unit acres in the Eagle Ford and Austin Chalk in Karnes County, DeWitt County, and Gonzales County Texas.

About Osprey Energy Acquisition Corp.

Osprey Energy Acquisition Corp. (Nasdaq: OSPR) is an energy focused special purpose acquisition corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, capitalizing on its Management Team’s experience to identify, acquire and operate a business in the energy industry that may provide opportunities for attractive returns. OSPR completed its $275 Million Initial Public Offering in July, 2017.

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About Blackstone

Blackstone (NYSE:BX) is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with over $450 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

Forward-Looking Statements

Certain statements contained in this press release, which reflect the current views of Osprey and Royal with respect to future events and financial performance, and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. These forward-looking statements include, but are not limited to, statements with respect to the completion of the transactions contemplated by the definitive agreement between Osprey and Royal, the future operating and financial performance, business plans and prospects of the combined company and the planned dividends of the combined company. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. The forward-looking statements contained in this press release are based on Osprey’s and Royal’s current expectations and beliefs concerning future developments and their potential effects on Osprey and Royal. There can be no assurance that future developments affecting us will be those that we have anticipated. You should not place undue reliance on these forward-looking statements. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Osprey’s or Royal’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

A description of certain risks and uncertainties and factors that could cause actual results to differ materially from past results and future plans and projected and estimated future results can be found in Osprey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” as well as in its subsequent reports on Form 8-K, all of which are filed with the SEC and available free of charge at www.sec.gov.

None of Osprey, Royal, Blackstone or their respective affiliates or representatives assumes any obligation to update or correct any forward-looking statements or other information contained in this press release.

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Additional Information

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. In connection with the proposed business combination, Osprey intends to file a proxy statement with the SEC. The definitive proxy statement and other relevant documents will be sent or given to the stockholders of Osprey and will contain important information about the proposed business combination and related matters. Osprey stockholders and other interested persons are advised to read, when available, the proxy statement in connection with Osprey’s solicitation of proxies for the meeting of stockholders to be held to approve the business combination because the proxy statement will contain important information about the proposed business combination. When available, the definitive proxy statement will be mailed to the Osprey stockholders as of a record date to be established for voting on the business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

Osprey and its directors and officers may be deemed participants in the solicitation of proxies of Osprey’s stockholders in connection with the proposed business combination. Osprey stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Osprey in Osprey’s Registration Statement on Form S-1 initially filed with the SEC on June 28, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC regarding the proposed business combination if and when they become available.

Contacts:
For Osprey
Jeffrey Brotman
+1-215-832-4161
jbrotman@hepcollc.com

For Blackstone
Paula Chirhart
+1-212-583-5011
paula.chirhart@blackstone.com

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